MEMORANDUM

DATE: January 21, 2000
TO: File
FROM: Sarah Herbin
RE: Item 77(i): Form N-SAR for Fidelity Revere Street Trust

Pursuant to a Board approved vote on May 20, 1999 Fidelity Revere
Street Trust commenced a new series of shares, Central Cash
Collateral, on July 1, 1999.